EXHIBIT 10.8

November 12, 2010

Trevor Hallam, PhD

[PRIVATE ADDRESS]

Dear Trevor,

We are very pleased to present this offer of employment to you for the position of Chief Scientific Officer at Sutro Biopharma (the “Company”). This letter sets forth the terms and conditions of our proposal for your employment. You may accept this offer by signing and returning a copy of it to me as provided below.

You will receive an annual salary of $325,000.00 which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Furthermore, in each calendar year during your employment with the Company, you will be eligible to receive an annual bonus dependent on performance objectives, which will be based on company objectives established by the Company’s Board of Directors in their discretion. Your target bonus will be equal to thirty percent (30%) of your base salary. Your annual bonus will be determined by the achievement of Company objectives, as approved by the Company’s Board of Directors. Your bonus payment will reflect the percent achievement of Company objectives factored by your 30% bonus target. Any bonus that you earn will be paid to you within two and one-half (2-1/2) months of the end of the calendar year in which it is earned, and shall be paid in cash, less any usual, required withholding. As an employee, you will also be eligible to receive certain employee benefits including health insurance, life insurance and disability insurance, with reasonable and customary coverages and deductibles or copayments. A summary of the Company’s benefits is included with this letter.

You will also receive a $50,000 signing bonus, subject to applicable taxes and withholdings, to be paid out on your first pay period following your start date of employment.

Subject to your continuing employment with the Company, the Company will provide you with the reasonable costs of temporary housing to the proximity of the Company (up to $3,000 per month) until August 2012, or until you move your household, whichever comes first. You will receive a payment, for the actual cost of your duplicate housing, up to $3,000 per month, following the lease or purchase of a residence in the San Francisco Bay Area. This payment will be made with your first pay check, in each calendar month, for as long as this subsidy is in effect, following your lease or purchase. Your housing subsidy will be applicable to either a lease or purchase, for the period of time you maintain your residency in PA, not to exceed August, 2012.

Additionally, subject to your continuing employment with the Company, we will cover the cost of your air travel for one (1) trip per month to Wayne, Pennsylvania, until August 2012, or until you move your household, whichever comes first. It is our expectation that much of your travel will be combined with normal business travel you will be asked to do on behalf of the Company.

Subject to your continuing employment with the Company, the Company will reimburse you for closing costs on the purchase of a home in the Bay Area and will pay or reimburse you for your reasonable costs of moving your household goods and automobiles from Wayne, Pennsylvania to the Bay Area, as well as air fare for you and your family from Wayne, Pennsylvania, to San Francisco for your final relocation trip.

In addition to the above salary and other consideration, you will be granted stock options to purchase a number of shares of the Company’s common stock equal to 1.75% of the Company’s capital stock calculated on a fully diluted basis following the completion of the anticipated Series C Preferred Stock financing (to be granted in two tranches consistent with the drawdown of the Series C financing). The price per share shall be equal to the fair market value per share of the Company’s Common Stock on the grant dates as determined by the Company’s Board of Directors. The vesting schedule for each of these grants will be over a period of time not to exceed four (4) years from your date of hire. For the initial grant, one-quarter will be vested 12 months after the commencement date of your employment and the remainder vesting monthly over the next 36 months in equal monthly installments. For the subsequent grant, vesting will be in equal monthly installments over a 48 month period.

This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements which require your continued employment with the Company. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

If your employment with the Company is terminated by the Company due to an Involuntary Termination (as defined below), you will receive: (i) continued payment of your base salary (less applicable tax withholdings) for nine (9) months following such termination, such amounts to be paid in accordance with the Company’s normal payroll policies; (ii) nine (9) months of accelerated vesting on all outstanding Company stock options; and (iii) reimbursement for premiums paid for continued health benefits for you (and any eligible dependents) under the Company’s health plans until the earlier of (A) nine (9) months or (B) the date upon which you and your eligible dependents become covered under similar plans; provided, however, that you validly elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Requests for such reimbursement must be submitted promptly following the date such expenses are incurred, but in no event later than forty-five (45) days from such date, in accordance with the Company’s reimbursement policies, as in effect from time to time. Reimbursements will be made as soon as administratively practicable following approval of the reimbursement (or, if later, following the date you are first entitled to such reimbursements under this paragraph).

If your employment with the Company is terminated by the Company due to an Involuntary Termination (as defined below) and such termination occurs on or within twelve (12) months following a Change of Control (as defined below), then, you will receive accelerated vesting as to 100% of any then non-exercisable option shares under any of your option grants. In addition, in such circumstances all the time periods in the preceding paragraph shall be increased from nine (9) months to 12 months.

The receipt of any benefits pursuant to the two prior paragraphs above will be subject to you signing and not revoking a separation agreement and release of claims substantially in the form attached to this offer letter as Exhibit A (the “Release”), provided that such release becomes effective no later than sixty (60) days following your termination date or such earlier date required by the Release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, you will forfeit any rights to severance or benefits under this letter, and in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. In the event your termination occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which your termination occurs, then any severance payments or benefits under this letter that would be considered Deferred Compensation Separation Benefits (as defined on Exhibit B hereto) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each payment or benefit as set forth in Exhibit B, or (iii) such time as required by this paragraph.

For the purposes of this offer letter, “Involuntary Termination” means (i) your involuntary discharge by the Company for reasons other than Cause (as defined below); or (ii) your voluntary resignation within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without your consent: (a) a material diminution in your authority, duties or responsibilities; or (b) a material diminution in your base compensation (other than a reduction generally applicable to executive officers of the Company implemented for expense management purposes); provided, however, that you must provide written notice to the Company of the condition that could constitute an “Involuntary Termination” event pursuant to the provisions of section (ii) of this paragraph within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.

“Change of Control” means the occurrence of any of the following events: (i) the closing of a consolidation or merger of the Company with or into any other corporation in which the holders of the Company’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger; or (ii) a sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, in no event shall (A) an initial public offering of Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission; (B) any equity financing (including the issuance of convertible debt) of the Company in a single transaction or a series of transactions; or (C) a transaction whose primary purpose is to change the state of the Company’s incorporation and/or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities before such transaction constitute a Change of Control for purposes of this offer letter.

“Cause” means (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a deliberate material failure in the performance of your duties as Chief Scientific Officer or any other duties as pertaining to employees of the Company generally; (iii) conviction of, or pleas of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (iv) gross misconduct; or (v) a continued failure to perform assigned duties customarily performed by a Chief Scientific Officer of a corporation of similar size, after receiving written notification of such failure from the Board of Directors or the Chief Executive Officer. Termination for cause, if determined to be a continued failure of performing your duties as Chief Scientific Officer, as outlined in (v) under the definition of “cause”, will require both a verbal and written warning, with a 30 day period to correct deficiencies, prior to termination.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice. You should also note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

Notwithstanding anything to the contrary in this letter, any severance or other benefits to which you may become entitled to pursuant to this letter will be subject to the terms provided in Exhibit B hereto.

We would propose that your first day of employment will be on December 1, 2010. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by November 16, 2010.

We look forward to your favorable reply and to working with you at Sutro Biopharma.

To indicate your acceptance of the letter, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records.

Sincerely,

/s/ William J. Newell
William J. Newell
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Trevor J. Hallam

Printed Name:	Trevor J. Hallam

Date:	11/15/2010

Enclosures:

Duplicate Original Letter

Exhibit A: General Release of All Claims

Exhibit B: Section 409A Provisions

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Sutro Biopharma 2010 Benefits Guide

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

In consideration of the severance benefits to be provided to Trevor Hallam by Sutro Biopharma, Inc. (the “Company”), pursuant to the terms of the letter you entered into with the Company dated as of [_____________], 2010 (the “Agreement”), you, on your own behalf and on behalf of your heirs, executors, administrators, and assigns, hereby fully and forever release and discharge the Company and its directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, stockholders, employee benefit plans and assigns (together called “the Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to your employment with the Company, including the termination of that employment.

Eight days after you sign (and do not revoke) this General Release of All Claims (“Release”), provided that it is not signed earlier than your cessation of employment, you will be entitled to the severance benefits or change of control benefits set forth in the Agreement, subject to any other requirements set forth therein or on Exhibit B thereto, that are conditioned on this Release.

You understand and agree that this Release is a full and complete waiver of all claims, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury, fraud or emotional distress and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Family Medical Leave Act or any other federal or state law or regulation relating to employment or employment discrimination. You further understand and agree that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law.

You also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or you.

In addition, you hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

You agree to provide, at the Company’s expense, including reimbursement of your time and/or the reasonable fees and expenses of your counsel, reasonable cooperation and complete and accurate information to the Company (voluntarily, without requiring a subpoena or other compulsion of law) in the event of litigation against the Company and/or its officers or directors. You also agree that you will not assist any person in bringing or pursuing any claim or action of any kind against the Company, unless pursuant to subpoena or other compulsion of law.

This Release constitutes the entire agreement between you and Releasees with regard to the subject matter of this Release. It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release except as otherwise set forth in the Agreement. However, this Release covers only those claims that arose prior to the execution of this Release. Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of the Agreement.

You understand that you have the right to consult with an attorney before signing this Release. You have 21 days after receipt of this Release to review and consider this Release, discuss it with an attorney of your own choosing, and decide to execute it or not execute it. You also understand that you may revoke this Release during a period of seven days after you sign it and that this Release will not become effective for seven days after you sign it (and then only if you do not revoke it). In any event, this Release is not to be signed, and will not become effective, prior to your cessation of employment. In order to revoke this Release, within seven days after you execute this Release you must deliver to __________________ at the Company a letter stating that you are revoking it.

You understand that if you choose to revoke this Release within seven days after you sign it, you will not receive the severance benefits set forth in the Agreement that are conditioned on this Release and the Release will have no effect.

You agree not to disclose to others the terms of this Release, except that you may disclose such information to your spouse and to your attorney or accountant in order for such attorney or accountant to render services to you related to this Release.

You state that before signing this Release, you:

•	Have read it,

•	Understand it,

•	Know that you are giving up important rights,

•	Are aware of your right to consult an attorney before signing it, and

•	Have signed it knowingly and voluntarily.

Date:

By:
Trevor Hallam

TO BE SIGNED UPON CESSATION OF EMPLOYMENT

EXHIBIT B

SECTION 409A

(a)    Notwithstanding anything to the contrary in the letter, no Deferred Compensation Separation Benefits (as defined below) will become payable under the letter until you have a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed or final regulations and guidance promulgated thereunder (“Section 409”). Further, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), and the severance or other benefits payable to you, if any, pursuant to the letter, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following your termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment (or such later date as is required to avoid the imposition of additional tax under Section 409A). All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the letter is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)    Any amount paid under the letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of section (a) above.

(c)    Any amount paid under the letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of section (a) above. For purposes of this section (c), “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

(d)    Reimbursement. To the extent that any taxable reimbursements of expenses or in-kind benefits are provided, they shall be made in accordance with Section 409A, including, but not limited to the following provisions:

i)	The amount of any such expense reimbursement or in-kind benefit provided during a service provider’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year;

ii)

The reimbursement of the eligible expense shall be made no later than the last day of the service provider’s taxable year that immediately follows the taxable year in which the expense was incurred; and

iii)	The right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(e)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the letter will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to the letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

September 27, 2016

Sutro Biopharma, Inc.

Re:	Amendments to Employment Offer Letter

To Whom It May Concern:

This letter (this “Amendment”) serves to partially amend the original Offer Letter by and between Sutro Biopharma, Inc. (the “Company”) and Trevor Hallam, PhD dated November 12, 2010 (the “Offer Letter”). This Amendment shall be effective as of the first date set forth above. In consideration for Mr. Hallam’s service to the Company:

1.    The ninth and tenth paragraphs of the Offer Letter are superseded and replaced in their entirety with the following:

“If your employment with the Company is terminated by the Company due to an Involuntary Termination (as defined below), you will receive: (i) continued payment of your base salary (less applicable tax withholdings) for twelve (12) months following such termination, such amounts to be paid in accordance with the Company’s normal payroll policies; (ii) twelve (12) months of accelerated vesting on all outstanding Company stock options, including without limitation all stock options for which you have made an early exercise and that are still subject to vesting, and Company restricted stock; and (iii) reimbursement for premiums paid for continued health benefits for you (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months or (B) the date upon which you and your eligible dependents become covered under similar plans; provided, however, that you validly elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Requests for such reimbursement must be submitted promptly following the date such expenses are incurred, but in no event later than forty-five (45) days from such date, in accordance with the Company’s reimbursement policies, as in effect from time to time. Reimbursements will be made as soon as administratively practicable following approval of the reimbursement (or, if later, following the date you are first entitled to such reimbursements under this paragraph). Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing reimbursement of COBRA premiums without potentially causing the Company to incur additional expense or being subject to an excise tax under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide you with a taxable monthly payment (a) in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage in effect on your Separation (which amount shall be based on the premium for the first month of COBRA coverage), (b) which shall be made regardless of whether you elect COBRA continuation coverage and (c) which shall commence on the later of (i) the first day of the month following the month in which your Separation occurs and (ii) the effective date of the Company’s determination, and shall end on the earlier of (x) the effective date on which you become covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the date upon which the Company has made twelve (12) monthly payments. You shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

If your employment with the Company is terminated by the Company due to an Involuntary Termination (as defined below) and such termination occurs on or within twelve (12) months following a Change of Control (as defined below), then you will receive accelerated vesting as to 100% of any then unvested option shares under any of your option grants, including without limitation all stock options for which you have made an early exercise and that are still subject to vesting, and Company restricted stock.

Any amounts or benefits payable upon your Separation that are subject to, and not exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) will be delayed if you are a “specified” employee under Section 409A until six months after such separation or, if earlier, your death. Delayed payments will be paid in a lump sum at the expiration of the delay period and any payments not delayed will be paid in accordance with their original schedule. No payment will be made upon a disability or terminal illness unless and until such condition qualifies as a “Disability” within the meaning of Section 409A or, earlier, upon a timely established permissible payment event under Section 409A, if any. Payments under this offer letter are intended to constitute separate payments for purposes of Section 409A to the maximum extent permitted.

For purposes of this section, “Separation” means a “separation from service,” as defined in Treasury Regulation §1.409A-1(h).”

2.    The twelfth paragraph of the Offer Letter is superseded and replaced in its entirety with the following:

For the purposes of this offer letter, “Involuntary Termination” means the termination by the Company of your employment with the Company other than for Cause (as defined below), or your voluntary termination of employment with the Company for Good Reason (as defined below).

“Good Reason” means:

(a) a material reduction in your level of duties, responsibility and/or scope of authority; or (b) a material reduction in your base salary (other than a reduction generally applicable to executive officers of the Company implemented for expense management purposes); or (c) a requirement for you to relocate to an office that is more than fifty (50) miles from the location of the Company’s principal offices at the time of such relocation; provided, however, that (i) you

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must provide written notice to the Company of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition, (ii) you must give the Company an opportunity to cure such condition within thirty (30) days following delivery of such written notice and (iii) provided the Company has failed to cure such condition within such 30 day cure period, you must terminate your employment within ten (10) days following expiration of such cure period. For the avoidance of doubt, on and after a Change of Control (so long as the Company’s equity securities are not publicly traded on an established U.S. national securities market immediately prior to such Changes of Control), a material reduction in your level of responsibility and/or scope of authority shall not be deemed to occur if you retain principal management authority and responsibility for the business unit or division containing substantially all of the Company’s business acquired in the Change of Control.”

3.    The thirteenth paragraph of the Offer Letter is superseded and replaced in its entirety with the following:

“Change of Control” means the following:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then outstanding securities;

(b) the Company is party to a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; or

(c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect).

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change of control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.”

All other terms and conditions of the Offer Letter shall continue in full force and effect.

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Please sign below to indicate acceptance of the terms of this Amendment.

Sincerely,

Sutro Biopharma, Inc.

/s/ William J. Newell

By:
Its:

The undersigned has read and understood this Amendment and hereby acknowledges, accepts and agrees to the terms as set forth above.

/s/ Trevor Hallam
Trevor Hallam, PhD

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